Exhibit 4.4

AMENDED AND RESTATED

1986 STOCK OPTION INCENTIVE PLAN OF

THE J.M. SMUCKER COMPANY

1. Purpose; Background. The purpose of the 1986 Stock Option Incentive Plan of The J.M. Smucker Company (the “Plan”) is to enable The J.M. Smucker Company (the “Company”) and its subsidiaries to attract and retain competent officers and key employees by providing an opportunity to participate in the increased value of the Company that the efforts and skills of such persons help produce. The Plan was initially approved by the stockholders of International Multifoods Corporation (“Multifoods”), a Delaware Corporation and the predecessor-in-interest to the Company, in 1986. On June 18, 2004, Multifoods merged with and into a subsidiary of the Company (the “Merger”) and the Company assumed the Plan. As of the date of the Merger, no further Awards shall be granted under the Plan, although outstanding awards under the Plan continue to be exercisable.

2. Administration. The Board of Directors of the Company shall designate a committee of Directors (the “Committee”) to administer the Plan. Each member of the Committee shall serve at the pleasure of the Board of Directors. From time to time the Committee may grant stock options and stock appreciation rights (collectively, “Awards”) in accordance with the terms of the Plan to such eligible employees and covering such number of shares of the Common Stock of the Company identified as such on the most recent balance sheet of the Company (“Stock”) as the Committee in its sole discretion may determine. The Committee is authorized to establish such rules and regulations and to appoint such agents as it deems appropriate for the proper administration of the Plan, and to make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Full power and authority to construe, interpret and administer the Plan and any instrument or agreement entered into under the Plan shall be vested in the Committee, and decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any participant under the Plan (a “Participant”), any stockholder, and any employee. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

3. Shares Subject to the Plan. Subject to adjustment as provided in Section 12, an aggregate of 445,412 shares of Stock shall be available to Participants under the Plan. The grant of a stock option under Section 5 hereof shall reduce the available shares by the number of shares subjected to an option. The grant of stock appreciation rights under Section 6 hereof shall reduce the available shares by the number of stock appreciation rights granted; provided, however, if stock appreciation rights are granted in conjunction with a stock option under Section 5 hereof and the exercise of the option would cancel the stock appreciation rights and vice versa, then the grant of the stock appreciation rights will only reduce the amount available by the excess, if any, of the number of stock appreciation rights granted over the number of shares subjected to the related option. The Shares of Stock deliverable upon the exercise of any Award may be made available from authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market or in private transactions. If any Award granted under the Plan shall terminate for any reason other than pursuant to subsection (c) of Section 7, the shares of Stock subject to, but not delivered under, such Award shall be available for other Awards.

4. Eligibility. Officers and other key employees of the Company, who were formerly employed by Multifoods or any of its subsidiary corporations shall be eligible to participate in the Plan. The Committee may require any Participant to remain in the employ of the Company or one of its present or future subsidiary corporations (“Subsidiaries”) for a stated period or periods of time before an Award may be exercised; provided that nothing in the Plan or in any Award Agreement (as defined in Section 8) shall confer upon any Participant any right to remain in the employ of the Company or any of its Subsidiaries, and nothing herein shall be construed in any manner to interfere in any way with the right of the Company or its Subsidiaries to terminate such Participant’s employment at any time.

5. Stock Options. (a) Subject to the provisions of subsection (e) of this Section 5, any stock option granted by the Committee may be either an “incentive stock option” within the meaning of Section 422A of the Internal Revenue Code of 1954, as amended (the “Code”), or a nonqualified stock option, as the Committee shall determine.

(b)	The option price of the shares of Stock covered by each stock option shall not be less than 100% (75% in the case of nonqualified stock options) of the fair market value of such shares on the date that such option is granted.

(c)	Subject to the other provisions of the Plan, any stock option may be exercised in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including without limitation payment by delivery of Stock having a fair market value on the exercise date equal to the total option price, or by a combination of Stock and other consideration, as the Committee may specify in the applicable Award Agreement.

(d)	No option that is an incentive stock option shall be exercisable while there is “outstanding” (within the meaning of Section 422A(c)(7) of the Code) any incentive stock option to purchase stock of the Company, a corporation that (at the time of granting of such option) is a Subsidiary or a parent of the Company or a predecessor of any such corporation, which was granted (whether or not under this Plan) before the granting of such incentive stock option to the Participant.

(e)	The aggregate fair market value (determined as of the date the option is granted) of the stock for which any Participant may be granted incentive stock options in any calendar year under this Plan and any other plan of the Company (and any Subsidiary or any parent corporation of the Company) shall not exceed the sum of (i) $100,000 and (ii) any unused limit carryover calculated under Section 422A of the Code with respect to such Participant. The foregoing limitations shall be modified from time to time to reflect any changes in Section 422A of the Code and any regulations promulgated thereunder setting forth such limitations.

(f)	Notwithstanding anything else contained herein, any stock option may be exercised at any time following the occurrence of a Designated Event (as defined in subsection (d) of Section 6); provided that no stock option held by a person subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”) may be exercised earlier than six months after the date such stock option is granted.

6. Stock Appreciation Rights. (a) Stock appreciation rights granted under the Plan may, but need not, relate to a specific stock option granted under Section 5 hereof. Any stock appreciation right related to a nonqualified stock option may be granted at the same time the stock option is granted or at any time thereafter before exercise or expiration of the stock option. Any stock appreciation right related to an incentive stock option must be granted at the same time the stock option is granted. Any stock appreciation right related to any stock option shall be exercisable only to the extent the related stock option is exercisable; provided that no stock appreciation right held by a person subject to the provisions of Section 16(b) shall be exercisable until six months after the date of its grant.

The Committee may impose such conditions or restrictions on the exercise of stock appreciation rights as it shall deem appropriate.

(b)	Upon the exercise of each stock appreciation right the Company shall pay to the Participant the excess of (i) the fair market value of one share of Stock on the date of exercise over (ii) the fair market value of one share of Stock on the date of grant (the “base value”). The Committee may, for administrative convenience, determine that any stock appreciation right (other than a stock appreciation right related to an incentive stock option) exercised for cash during certain limited periods of time in order to satisfy the conditions of certain rules of the Securities and Exchange Commission shall be deemed for all purposes hereunder to have been exercised on the day during such limited period on which the fair market value of the Stock was the highest. Any such payment by the Company may be made in cash, in shares of Stock (valued at fair market value on the date of exercise) or in a combination thereof, as the Committee shall determine.

(c)	Notwithstanding anything else contained herein, any stock appreciation right may, in the sole discretion of the Committee, provide that (i) such stock appreciation right may be exercised for cash at any time during the 30-day period immediately following the occurrence of a Designated Event (as defined in subsection (d) of this Section 6); provided that no stock appreciation right held by a person subject to the provisions of Section 16(b) may be exercised earlier than six months after the date the stock appreciation right is granted, and (ii) upon the exercise of each such stock appreciation right, the Company shall pay to the Participant an amount calculated in accordance with Section 6(b); provided that in the case of any stock appreciation right issued other than in connection with an incentive stock option the stock appreciation right may provide that the Company shall pay to the Participant an amount equal to the excess of (1) the greater of (x) the highest price per share of Stock paid in any Offer (as hereinafter defined) in effect at any time during the 60-day period immediately preceding the date of exercise of the stock appreciation right and (y) the highest fair market value per share of Stock during such 60-day period over (2) the base value.

(d)	For purposes of Sections 5 and 6, the following terms have the following meanings:

“Designated Event” means (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Act”)), together with its affiliates and associates (as defined in Rule 12b-2 under the Act), (other than any Participant) becoming the beneficial owner (as defined in Rule 13d-3 under the Act, modified to include, without regard to the 60-day period referred to in such Rule, all shares that such person, affiliate or associate has the right to acquire pursuant to any agreement or arrangement, or upon exercise of conversion rights, warrants or options, or otherwise), directly or indirectly, of 25% or more of the outstanding shares of Stock; (ii) the public disclosure of the first purchase of shares pursuant to an Offer; (iii) stockholder approval of any merger, consolidation or other business combination, or of the sale or transfer of all or substantially all of the assets of the Company (provided that the Committee may, prior to any such stockholder approval, declare that such stockholder approval shall not constitute a Designated Event); or (iv) a change in a majority of the Board of Directors of the Company within any 12-month period unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Offer” means any tender or exchange offer by any person (other than the Company or any person controlled by the Company) to purchase 25% or more of the outstanding shares of Stock.

7. Term of Awards. The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any incentive stock option or any stock appreciation right related to any incentive stock option exceed a period of ten (10) years from the date of its grant nor shall the term of any other Award exceed a period of ten (10) years and two (2) days from the date of its grant. Any Award shall be subject to earlier termination as follows:

(a)	Immediately upon termination of employment of the Participant to whom the Award is granted for any reason other than death; provided that if such termination of employment occurs after the Participant has completed not less than one year of employment after the date the Award is granted and is voluntary on the part of the Participant, such Award shall not terminate, except by reason of the expiration of its term, for (i) sixty (60) months after voluntary termination of employment due to normal retirement under any retirement plan of the Company or any Subsidiary, or due to early retirement with the written consent of the Company under any of such retirement plans, or (ii) ninety (90) days (210 days for a Participant the Company deems to be subject to the provisions of Section 16(b)) after voluntary termination of employment for reasons other than retirement, with the written consent of the Company; and, provided further, that notwithstanding the foregoing, upon termination of employment other than for Cause (as defined below), outstanding vested stock options shall be exercisable for a period of at least ninety (90) days following the date of termination.

(b)	Immediately upon the death of the Participant to whom the Award is granted; provided that if the employment of the Participant has continued prior to his death for not less than one year after the date the Award is granted and his death occurs while he is employed by the Company or any Subsidiary or during continuation of the Award following termination of his employment as above provided, such Award shall not terminate until the earlier of one year after such death or the expiration of the term of the Award; and

(c)	Immediately upon the exercise of any related stock option or stock appreciation right, to the extent of such exercise.

For purposes of this Section 7, “Cause” shall mean gross and willful misconduct during the course of employment, including, but not limited to, wrongful appropriation of funds or the commission of a gross misdemeanor or felony.

8. Award Agreement. Each Award under the Plan shall be evidenced by an award agreement (“Award Agreement”) which shall be signed by a member of the Committee or by an officer or officers of the Company designated by the Committee and the Participant, shall contain such provisions

as	may be approved by the Commitee and may be supplemented and amended from time to time as approved by the Committee.

9. Non-Transferability of Awards. No Award shall be transferable otherwise than by will or the laws of descent and distribution, and an Award may be exercised, during the lifetime of the Participant, only by the Participant. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any Award contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon any Award shall be null and void and without effect.

10. Delivery of Shares. No shares of Stock shall be delivered pursuant to any exercise of an Award hereunder until the requirements of such laws and regulations as may be deemed by the Committee to be applicable thereto are satisfied.

11. Withholding. Prior to the delivery of certificates for shares of Stock, the Company or a Subsidiary shall have the right to require a payment from a Participant to cover any applicable withholding or other employment taxes due upon the exercise of an Award.

12. Adjustment of and Changes in Stock. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other changes in the corporate structure or stock of the Company, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares authorized by the Plan, in the number and kind of shares covered by the Awards granted and in the purchase price of outstanding stock options.

13. No Rights of Stockholders. Neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any shares receivable upon the exercise of any Award, in whole or in part, unless and until certificates for such shares shall have been issued.

14. Fair Market Value. For all purposes of the Plan, fair market value of the Common Stock on any date shall be the mean between the high and low sale price of Common Stock on The New York Stock Exchange, Inc., or its successor, for such date (or if no sale took place on an exchange on such date, the mean between the high and low sale price on the most recent date on which a sale took place).

15. Amendments. The Plan and any Award Agreement under the Plan may be modified or amended by the Committee, as the Committee in its sole discretion shall deem advisable at any time or from time to time; provided that the Committee may not adversely affect the rights of any Participant without the consent of such Participant and may not, without the authorization and approval of stockholders: (i) increase the aggregate number of shares available for Awards hereunder, except as permitted by Section 12, (ii) reduce the minimum option price of any share hereunder except as permitted by Section 12, (iii) extend the maximum period during which an Award may be exercised, (iv) change the Plan’s eligibility requirements, or (v) remove the Plan from any administration of the Committee.

16. Term of Plan. The Plan was initially approved by the stockholders of Multifoods in 1986. The Plan (but not stock options or stock appreciation rights theretofore granted under the Plan) terminated on, and no stock options or stock appreciation rights shall be granted after, June 26, 1996. On June 18, 2004, Multifoods merged with and into a subsidiary of the Company, and the Company assumed the Plan. Although no additional Awards may be made under the Plan, outstanding awards under the Plan continue to be exercisable.

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